For Immediate Release                                        Exhibit 99.1
November 3, 2017

NW Natural Reports Third Quarter and Year-to-Date 2017 Results

•	Recorded consolidated net loss of $8.5 million for the third quarter of 2017, compared to a loss of $8.0 million for 2016.

•	Increased consolidated net income by $3.9 million to $34.5 million or $1.20 per share for the first nine months of 2017 compared to the same period last year.

•	Increased dividends for the 62nd consecutive year with an annual indicated dividend rate of $1.89 per share.

•	Awarded the highest customer satisfaction score among large utilities in the West for the fifth year in a row (2017 J.D. Power Gas Utility Residential Customer Satisfaction study).

•	Reduced residential customer rates for the third consecutive year resulting in a cumulative decrease of 15% in Oregon and 18% in Washington over that time.

•	Connected nearly 12,700 new utility customers over the past 12 months equating to a customer growth rate of 1.8%.

•	Reaffirmed 2017 earnings guidance of $2.05 to $2.25 per share.

PORTLAND, ORE. — Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), reported a consolidated net loss of $8.5 million, or $0.30 per share, for the third quarter of 2017, compared to a loss of $8.0 million, or $0.29 per share, for the same period in 2016. This reflects the seasonal nature of the utility's earnings with the majority of revenues generated during the winter heating season in the first and fourth quarters each year.

Consolidated net income was $34.5 million, or $1.20 per share, for the first nine months of 2017, compared to net income of $30.6 million, or $1.11 per share, for the same period of 2016. Results for the first nine months of 2016 included a non-cash disallowance related to the Company's environmental regulatory proceeding and the implementation of the environmental recovery mechanism. Excluding this charge(1) on a non-GAAP basis, EPS for the first nine months of 2016 was $1.18 on net income of $32.6 million.

Overall results for the first nine months of 2017 reflected higher utility segment earnings, partially offset by lower gas storage segment results. Utility earnings included additional margin from customer growth and cooler weather in 2017 compared to 2016, partially offset by higher operations and maintenance expense.

"I am proud of our achievements and progress this quarter," said David H. Anderson, President and CEO of NW Natural. "Once again we delivered strong customer growth, outstanding customer satisfaction, and lowered customers' rates. Looking forward, the North Mist Gas Storage Expansion Project continues on schedule, and we are very pleased to have announced our 62nd consecutive annual dividend increase. These achievements reflect our long-standing commitment to our customers, communities, employees, and investors."

Continued Constructing the North Mist Gas Storage Expansion Project
The North Mist Expansion Project is designed to provide long-term, no-notice underground gas storage service to support gas-fired electric generating facilities that are intended to facilitate the integration of more wind power into the region's electric generation mix. Natural gas storage enables electric generation to adjust quickly when renewable energy, such as wind and solar, rises and falls. Our no-notice service is designed to allow the local electric company to draw on our North Mist facility to meet its fueling needs and rapidly respond to natural variability in wind generation.

The project remains on track to be in-service during the fourth quarter of 2018 with the heaviest construction phase occurring this year. To date, we have completed all necessary wells for the project. Construction is nearly complete on the 13-mile pipeline connecting the North Mist facility to Portland General Electric's Port Westward electric generating facility. We expect to begin injecting gas into the reservoir early in 2018. The estimated cost of the expansion remains at $128 million. The expansion will be included in rate base under an established tariff when it is placed into service.

(1) Non-GAAP measure, see reconciliation below.

Third Quarter Results
The following financial comparisons are between the third quarter of 2017 and the third quarter of 2016, unless otherwise noted. Individual factors below are presented on an after-tax basis using a statutory tax rate of 39.5%.

Consolidated Results
Consolidated net loss increased $0.5 million, or $0.01 per share, primarily due to higher utility operation and maintenance expense partially offset by higher utility margin from customer growth.

The third quarter results are summarized by business segment in the table below:

	Three Months Ended September 30,
	2017		2016		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income (loss):
Utility segment	$(10,349)	$(0.36)	$(9,511)	$(0.35)	$(838)	$(0.01)
Gas storage segment	1,899	0.06	1,813	0.06	86	—
Other	(45)	—	(342)	—	297	—
Consolidated net loss	$(8,495)	$(0.30)	$(8,040)	$(0.29)	$(455)	$(0.01)
Diluted shares	28,678		27,554		1,124

Utility Segment Results
Utility segment net loss increased $0.8 million due to the following offsetting items:

•
a $1.7 million increase in operations and maintenance expense reflecting higher payroll and benefits due to increased headcount, general salary increases, and higher health care costs. In addition, non-payroll costs increased as we upgraded employee safety equipment; and

•	a $1.0 million increase in utility margin primarily reflecting strong customer growth.

Gas Storage Segment Results
Gas storage segment net income increased $0.1 million primarily due to slightly lower operating expenses partially offset by lower revenues.

Year-to-Date Results
The following financial comparisons are between the first nine months of 2017 and the same period of 2016, unless otherwise noted. Individual factors below are presented on an after-tax basis using a statutory tax rate of 39.5%.

Consolidated Results
Consolidated net income increased $3.9 million or $0.09 per share primarily due to higher utility segment results from customer growth and the effects of a colder winter in 2017 than 2016. In addition, 2016 results were negatively impacted by a non-cash disallowance recorded during the first quarter of 2016 related to the Company's environmental regulatory proceeding and the implementation of the environmental recovery mechanism. Offsetting these favorable variances were higher operations and maintenance expense from the utility and lower results from our gas storage segment.

The year-to-date results are summarized by business segment in the table below:

	Nine Months Ended September 30,
	2017		2016		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income (loss):
Utility segment	$31,980	$1.11	$26,848	$0.97	$5,132	$0.14
Gas storage segment	2,716	0.09	3,988	0.14	(1,272)	(0.05)
Other	(152)	—	(216)	—	64	—
Consolidated net income (GAAP)	$34,544	$1.20	$30,620	$1.11	$3,924	$0.09
Adjustment for regulatory environmental disallowance(1)	—	—	1,996	0.07	(1,996)	(0.07)
Adjusted net income (non-GAAP)(1)	$34,544	$1.20	$32,616	$1.18	$1,928	$0.02
Diluted shares	28,734		27,629		1,105

(1)
The 2016 disallowance related to the Company's compliance filing under the environmental recovery mechanism with the total pre-tax charge of $3.3 million recorded in utility other income ($2.8 million) and utility operation and maintenance expense ($0.5 million). The income tax effect of the adjustment was $1.3 million and is calculated using the combined federal and state statutory tax rate of 39.5%.

Utility Segment Results
Utility segment net income increased $5.1 million or $0.14 per share primarily due to the following offsetting items:

•
a $7.4 million increase in utility margin reflecting strong customer growth and the effects of a colder winter in 2017. Weather for the first nine months of 2017 was 42% colder than 2016 and 11% colder than average. Offsetting these factors were lower gains from our gas cost incentive sharing mechanism in Oregon;

•
a $3.4 million increase in operations and maintenance expense reflecting higher payroll and benefits due to increased headcount, general salary increases, and higher health care costs. In addition, non-payroll costs increased as we upgraded employee safety equipment;

•
a $2.4 million increase in other income mainly due to the environmental interest disallowance in the first quarter of 2016 as a result of closing out the environmental docket and implementing the environmental recovery mechanism. Also contributing to the increase were higher earnings from the equity portion of allowance for funds used during construction (AFUDC); and

•	a $1.6 million increase in depreciation expense due to capital expenditures for customer growth, system reinforcement, facilities, and technology.

Gas Storage Segment Results
Gas storage segment net income decreased $1.3 million or $0.05 per share primarily due to the following factors:

•	a $1.2 million decrease in gas storage revenues reflecting lower asset management revenues from our Mist facility and transportation capacity; and

•	a $0.2 million increase in operating expenses from pipeline and compressor maintenance at our Gill Ranch facility.

Balance Sheet and Cash Flows
During the first nine months of 2017, the Company generated $192.9 million in operating cash flow, invested $145.4 million in capital expenditures, and paid dividends of $40.4 million.

Cash provided by operations decreased $13.5 million from income tax refunds in 2016 as a result of the reenactment of bonus depreciation in 2015 and changes in working capital. Cash outflows from investing activities increased $51.3 million primarily due to higher capital expenditures from the North Mist Gas Storage Expansion Project. Cash outflows from financing activities decreased $75.1 million primarily due to a long-term debt issuance in September 2017 offset by short- and long-term debt repayments.

2017 Earnings Guidance
The Company reaffirms 2017 earnings guidance today in the range of $2.05 to $2.25 per share. This guidance assumes customer growth from our utility segment, average weather conditions, slow recovery of the gas storage market, and no significant changes in prevailing regulatory policies, mechanisms, or outcomes, or significant laws or regulations.

Dividend Declared
The board of directors of NW Natural declared a quarterly dividend of 47.25 cents per share on the Company’s common stock. The dividend will be paid on November 15, 2017 to shareholders of record on October 31, 2017. The Company’s current indicated annual dividend rate is $1.89 per share.

Conference Call and Webcast
As previously reported, NW Natural will host a conference call and webcast today to discuss its third quarter and year-to-date 2017 financial and operating results.

Date and Time:	Friday, November 3 8 a.m. PT (11 a.m. ET)

Phone Numbers:	United States: 1-866-267-6789 Canada: 1-855-669-9657 International: 1-412-902-4110
The call will also be webcast in a listen-only format for the media and general public and can be accessed at nwnatural.com under the Investor Relations tab. A replay of the conference call will be available on our website and by dialing 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada), and 1-412-317-0088 (international). The replay access code is (10112833).

About NW Natural
NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides natural gas service to more than 730,000 residential, commercial, and industrial customers in western Oregon and southwestern Washington. NW Natural and its subsidiaries currently own and operate 31 Bcf of underground gas storage capacity in Oregon and California. Additional information is available at nwnatural.com.

Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: n1s@nwnatural.com

Media Contact:
Melissa Moore
Phone: 503-220-2436
Email: msm@nwnatural.com

Forward-Looking Statements
This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, investments, customer growth, weather, commodity and other costs, customer rates or rate recovery, customer preference, growth, adoption of renewable energy and our ability to provide effective supporting resources, environmental remediation cost recoveries, levels and pricing of gas storage contracts, gas storage development or costs or timing related thereto, financial positions, revenues, returns, and earnings and the timing thereof, dividends, performance, timing or effects of future regulatory proceedings or future regulatory approvals, regulatory prudence reviews, effects of regulatory mechanisms, including, but not limited to, SRRM, effects of changes in laws or regulations, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational, economic or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the Company's most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the Company's quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the Company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

Presentation of Non-GAAP Results
In addition to presenting the results of operations and earnings amounts in total, certain financial measures exclude the after-tax regulatory charge related to the regulatory order implementing the SRRM in 2016, which are non-GAAP financial measures. We present net income and EPS excluding the regulatory disallowance along with the GAAP measures to illustrate the magnitude of this disallowance on ongoing business and operational results. Although the excluded amounts are properly included in the determination of these items under GAAP, we believe the amount and nature of such disallowance make period to period comparisons of operations difficult or potentially confusing. Financial measures are expressed in cents per share as these amounts reflect factors that directly impact earnings, including income taxes. All references to EPS are on the basis of diluted shares. We use such non-GAAP financial measures to analyze our financial performance because we believe they provide useful information to our investors and creditors in evaluating our financial condition and results of operations.

NORTHWEST NATURAL
Consolidated Income Statement and Financial Highlights (Unaudited)
Third Quarter 2017
	Three Months Ended			Nine Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	September 30,			September 30,			September 30,
	2017	2016	Change	2017	2016	Change	2017	2016	Change
Operating revenues	$88,190	$87,727	1%	$521,751	$442,439	18%	$755,279	$673,157	12%

Operating expenses:
Cost of gas	27,239	28,264	(4)	223,855	157,546	42	326,897	261,114	25
Operations and maintenance	36,867	34,870	6	115,833	109,771	6	156,036	145,834	7
Environmental remediation	1,355	1,191	14	10,920	8,113	35	16,105	11,626	39
General taxes	7,901	7,211	10	24,490	23,333	5	31,695	30,461	4
Depreciation and amortization	21,484	20,628	4	63,924	61,435	4	84,778	81,675	4
Total operating expenses	94,846	92,164	3	439,022	360,198	22	615,511	530,710	16
Income (loss) from operations	(6,656)	(4,437)	50	82,729	82,241	1	139,768	142,447	(2)
Other income (expense), net	1,493	652	129	3,332	(1,144)	(391)	3,933	(327)	(1,303)
Interest expense, net	9,451	9,729	(3)	29,044	29,183	—	38,989	40,692	(4)
Income (loss) before income taxes	(14,614)	(13,514)	8	57,017	51,914	10	104,712	101,428	3
Income tax expense (benefit)	(6,119)	(5,474)	12	22,473	21,294	6	41,893	41,103	2
Net income (loss)	$(8,495)	$(8,040)	6	$34,544	$30,620	13	$62,819	$60,325	4

Common shares outstanding:
Average diluted for period	28,678	27,554		28,734	27,629		28,595	27,590
End of period	28,713	27,558		28,713	27,558		28,713	27,558

Per share information:
Diluted earnings (loss) per share	$(0.30)	$(0.29)		$1.20	$1.11		$2.20	$2.19
Dividends declared per share of common stock	0.4700	0.4675		1.4100	1.4025		1.8800	1.8700
Book value per share, end of period	29.49	28.27		29.49	28.27		29.49	28.27
Market closing price, end of period	64.40	60.11		64.40	60.11		64.40	60.11

Capital structure, end of period:
Common stock equity	52.1%	49.6%		52.1%	49.6%		52.1%	49.6%
Long-term debt	46.6	33.8		46.6	33.8%		46.6	33.8%
Short-term debt (including amounts due in one year)	1.3	16.6		1.3	16.6%		1.3	16.6%
Total	100.0%	100.0%		100.0%	100.0%		100.0%	100.0%

Utility segment operating statistics:
Customers - end of period	730,824	718,139	1.8%	730,824	718,139	1.8%	730,824	718,139	1.8%
Utility volumes - therms:
Residential and commercial sales	54,557	55,610		495,949	381,109		724,062	594,292
Industrial sales and transportation	109,064	106,595		369,954	346,578		499,150	469,480
Total utility volumes sold and delivered	163,621	162,205		865,903	727,687		1,223,212	1,063,772
Utility operating revenues:
Residential and commercial sales	$69,294	$68,508		$466,867	$388,689		$682,568	$601,457
Industrial sales and transportation	13,488	13,412		47,182	42,048		64,520	59,920
Other revenues	606	619		3,149	3,132		3,829	3,858
Less: Revenue taxes	2,262	2,161		13,251	11,252		19,110	17,080
Total utility operating revenues	81,126	80,378		503,947	422,617		731,807	648,155
Less: Cost of gas	27,239	28,264		223,855	157,546		326,897	261,114
Environmental remediation expense	1,355	1,191		10,920	8,113		16,105	11,626
Utility margin, net	$52,532	$50,923		$269,172	$256,958		$388,805	$375,415
Degree days:
Average (25-year average)	95	95		2,641	2,657		4,240	4,256
Actual	78	78	—%	2,931	2,066	42%	4,416	3,456	28%
Percent (warmer) colder than average weather	(18)%	(18)%		11%	(22)%		4%	(19)%

Gas storage segment operating statistics:
Operating revenues	$7,006	$7,293		$17,635	$19,654		$23,247	$24,778
Operating expenses	3,463	3,791		11,887	11,547		16,470	15,637

NORTHWEST NATURAL
Consolidated Balance Sheets (Unaudited)	September 30,
In thousands	2017	2016
Assets:
Current assets:
Cash and cash equivalents	$15,780	$6,230
Accounts receivable	23,450	25,506
Accrued unbilled revenue	15,974	15,537
Allowance for uncollectible accounts	(459)	(289)
Regulatory assets	49,504	55,280
Derivative instruments	2,073	4,857
Inventories	59,549	67,470
Gas reserves	16,218	16,257
Income taxes receivable	—	2,257
Other current assets	17,457	17,480
Total current assets	199,546	210,585
Non-current assets:
Property, plant, and equipment	3,384,122	3,177,196
Less: Accumulated depreciation	986,332	943,334
Total property, plant, and equipment, net	2,397,790	2,233,862
Gas reserves	87,876	103,976
Regulatory assets	345,352	341,188
Derivative instruments	1,555	1,151
Other investments	69,245	67,853
Other non-current assets	4,243	1,269
Total non-current assets	2,906,061	2,749,299
Total assets	$3,105,607	$2,959,884
Liabilities and equity:
Current liabilities:
Short-term debt	$—	$194,900
Current maturities of long-term debt	21,995	64,994
Accounts payable	87,475	55,933
Taxes accrued	12,295	11,954
Interest accrued	9,854	9,671
Regulatory liabilities	34,659	27,921
Derivative instruments	8,968	5,334
Other current liabilities	27,705	31,997
Total current liabilities	202,951	402,704
Long-term debt	757,429	530,219
Deferred credits and other non-current liabilities:
Deferred tax liabilities	572,293	544,575
Regulatory liabilities	363,838	342,143
Pension and other postretirement benefit liabilities	212,259	216,909
Derivative instruments	3,926	1,682
Other non-current liabilities	146,229	142,450
Total deferred credits and other non-current liabilities	1,298,545	1,247,759
Equity:
Common stock	447,129	389,834
Retained earnings	406,081	396,938
Accumulated other comprehensive loss	(6,528)	(7,570)
Total equity	846,682	779,202
Total liabilities and equity	$3,105,607	$2,959,884

NORTHWEST NATURAL
Consolidated Statements of Cash Flows (Unaudited)	Nine Months Ended September 30,
In thousands	2017	2016
Operating activities:
Net income	$34,544	$30,620
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	63,924	61,435
Regulatory amortization of gas reserves	12,036	11,403
Deferred income taxes	17,287	17,810
Qualified defined benefit pension plan expense	3,923	3,989
Contributions to qualified defined benefit pension plans	(15,400)	(11,250)
Deferred environmental expenditures, net	(10,468)	(8,302)
Regulatory disallowance of prior environmental cost deferrals	—	3,287
Amortization of environmental remediation	10,920	8,113
Other	2,605	4,817
Changes in assets and liabilities:
Receivables, net	90,735	83,377
Inventories	(5,420)	3,226
Income taxes	146	7,170
Accounts payable	(29,726)	(17,612)
Interest accrued	3,888	3,798
Deferred gas costs	13,419	(10,470)
Other, net	443	14,988
Cash provided by operating activities	192,856	206,399
Investing activities:
Capital expenditures	(145,441)	(98,111)
Other	(1,131)	2,868
Cash used in investing activities	(146,572)	(95,243)
Financing activities:
Repurchases related to stock-based compensation	(2,034)	(1,042)
Proceeds from stock options exercised	3,711	5,874
Long-term debt issued	100,000	—
Long-term debt retired	(40,000)	—
Change in short-term debt	(53,300)	(75,135)
Cash dividend payments on common stock	(40,390)	(38,556)
Other	(2,012)	(278)
Cash used in financing activities	(34,025)	(109,137)
Increase in cash and cash equivalents	12,259	2,019
Cash and cash equivalents, beginning of period	3,521	4,211
Cash and cash equivalents, end of period	$15,780	$6,230

Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$22,859	$23,271
Income taxes paid (refunded)	11,581	(6,900)